Exhibit 23.1

Clay Thomas, P.C.

Certified Public Accountant

5647 Valkeith

Houston, Texas 77096

(281) 253-9637 (office)

To the Board of Directors

4G Enterprises, Inc.

Houston, Texas

CONSENT OF INDEPENDENT ACCOUNTANTS

I hereby consent to the incorporation in this Registration Statement for the period ending June 30, 2012 and from inception through June 30, 2012 of my reports dated August 20, 2012 included in its S-1 Registration Statement on August 29, 2012 relating to the financial statements and financial statement schedules for the periods ended June 30, 2012 listed in the accompanying index.

I also consent to the company’s reference to me as an expert within the registration statement.

Respectfully,

//s//Clay Thomas, P.C.

Clay Thomas, P.C.
Houston, Texas
August 20, 2012